UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): January 1, 2015

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2015, Thomas E. Kiraly, Executive Vice President of Hanger, Inc. (the “Company”), succeeded George E. McHenry as Chief Financial Officer of the Company and became the Company’s principal financial officer.  As previously disclosed, Mr. McHenry retired from the Company on December 31, 2014.

Mr. Kiraly, who is 54, joined the Company in October 2014 as Executive Vice President.  Mr. Kiraly brings to the Company over twenty-five years of experience leading financial and accounting operations. Prior to joining the Company, Mr. Kiraly served as the Executive Vice President, Chief Financial Officer and Treasurer of Sheridan Healthcare, Inc., a provider of anesthesia, radiology, emergency department, and neonatology services.  Sheridan Healthcare, Inc., was sold to AmSurg Corporation in July of 2014.  From 1999 to 2011, Mr. Kiraly served as Executive Vice President, Chief Financial Officer and Treasurer and led the financial accounting, procurement and real estate functions of Concentra, Inc., a provider of urgent care, occupational healthcare, and other healthcare services. In 2010, when Concentra, Inc. was acquired by Humana, Inc., a Fortune 100 provider of insurance, health and wellbeing and related healthcare services, Mr. Kiraly transitioned to the position of Vice President of Finance, responsible for corporate financial forecasting, analysis, internal reporting, and accounting operations.  From 1988 to 1999, Mr. Kiraly served as Executive Vice President and Chief Financial Officer of BRC Holdings, Inc., where he led the financial accounting, human resources and legal functions of this publicly-traded provider of information technology services to healthcare firms and local governments.  Mr. Kiraly earned his Master of Business Administration from the University of Texas in Austin, Texas and his Bachelor of Arts in Speech Communication from California State University in Northridge, California.

There is no arrangement or understanding between Mr. Kiraly and any other person pursuant to which Mr. Kiraly was appointed as an officer of the Company, and there are no transactions in which Mr. Kiraly has an interest requiring disclosure under Item 404(a) of Regulation S-K.  No director or executive officer of the Company has any family relationship with Mr. Kiraly.

In connection with Mr. Kiraly’s appointment as Executive Vice President and Chief Financial Officer of the Company, Mr. Kiraly entered into an employment and non-competition agreement with the Company through its wholly-owned subsidiary Hanger Prosthetics & Orthotics, Inc., dated as of September 5, 2014 (the “Agreement”), which provides for the continued employment of Mr. Kiraly unless the Agreement is terminated by either party pursuant to the terms therein.  The Agreement provides that Mr. Kiraly will receive a base salary of $450,000 and is eligible to receive an annual bonus compensation with a target amount equal to seventy percent (70%) of Mr. Kiraly’s base salary, which bonus shall be pro-rated for the portion of 2014 during which Mr. Kiraly was employed by the Company.  Upon joining the Company, Mr. Kiraly received a special, one-time grant of restricted shares of the Company’s common stock with a value of $500,000, and an additional grant of restricted shares of the Company’s common stock with a value of $750,000, which was made in lieu of the time and performance-based awards granted earlier in the year to executives of the Company for calendar year 2014.

The Agreement entitles Mr. Kiraly to certain perquisites that have been offered to him to complete his overall annual compensation package.  These benefits include premiums for supplemental life insurance, an automobile allowance and participation in the Company’s Supplemental Executive Retirement Plan.

The Agreement also contains severance, termination and non-compete and non-solicitation provisions that are consistent with the terms provided to other similarly situated Company officers.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) The following exhibit is being filed with this Current Report on Form 8-K:

10.1                        Employment Agreement, by and between Thomas E. Kiraly and Hanger Prosthetics & Orthotics, Inc., dated as of September 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated: January 5, 2015

HANGER, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Description

10.1	Employment Agreement, by and between Thomas E. Kiraly and Hanger Prosthetics & Orthotics, Inc., dated as of September 5, 2014.